                                           EXECUTIVE OFFICE:
                                           One Sun Life Executive Park
                                           Wellesley Hills, Massachusetts 02481
                                           800-700-6554
    [LOGO] SUN LIFE ASSURANCE
           COMPANY OF CANADA (U.S.)        HOME OFICE:
                                           Wilmington, Delaware

-------------------------------------------------------------------------------
                 FOUR YEAR ADDITIONAL INSURANCE RIDER

-------------------------------------------------------------------------------
THIS RIDER IS EFFECTIVE IF IT IS SHOWN IN SECTION 1 OF THIS POLICY AS A SUPPLEMENTAL BENEFIT. THIS RIDER IS A PART OF THIS POLICY AND IS SUBJECT TO THE OTHER TERMS AND CONDITIONS OF THIS POLICY.
-------------------------------------------------------------------------------

BENEFIT
If the death of the last Insured to die occurs while this rider is in force, the amount of added insurance provided by this rider (the additional death benefit) will be due. We will make payment when we receive Due Proof of the death of each Insured.

ADDITIONAL DEATH BENEFIT
The additional death benefit is shown in Section 1 of this Policy and does not change while this rider is in force.

DURATION
This rider will terminate four years from its effective date on the rider expiration date shown in Section 1 of this Policy, unless it terminates earlier in accordance with the Termination provision below. It can not be renewed or reinstated once it terminates.

SUICIDE
If either Insured, whether sane or insane, commits suicide within two years after the effective date of this rider, the additional death benefit will not be payable.

MONTHLY RIDER COST
The Monthly Cost of Insurance for this rider is shown in Section 1 of this Policy.

TERMINATION
This rider will terminate on the earliest of the following dates:

-     receipt of Your written request for termination;

-     termination of this Policy;

-     surrender of this Policy;

-     the rider expiration date shown in Section 1 of this Policy;

- the effective date of any decrease in this Policy's Specified Face Amount that results in a Specified Face Amount that is less than this Policy's initial Specified Face Amount, except for a decrease that is the result of a change from death benefit option A to death benefit option B.


----------------------

----------------------

----------------------

----------------------

----------------------


          President


-------------------------------------------------------------------------------
SVUL-2000-EPR                                                  SLPC #